Exhibit 99(c)
                          PRESS RELEASE


FOR IMMEDIATE RELEASE
FRIDAY
APRIL 4, 1997


CONTACT PERSON:          STACY DUCKETT, VICE PRESIDENT
                         CORPORATE COMMUNICATIONS
                         TCBY ENTERPRISES, INC.





                         (501) 688-8229

                         CARL PALEY, SENIOR VICE PRESIDENT
                              OF DEVELOPMENT
                         NATHAN'S FAMOUS, INC.
                         (516)  338-8500 ext. 230


                         TCBY AND NATHAN'S
                   ANNOUNCE CO-BRANDING ALLIANCE


LITTLE ROCK, AR - Friday (April 4, 1997) - TCBY ENTERPRISES, INC. (NYSE:TBY) and Nathan's Famous, Inc. today announced a co-branding partnership that targets development in traditional and non-traditional captive market venues. This alliance allows for the inclusion of Nathan's signature all beef hot dogs, toppings, and a variety of other menu items in certain existing "TCBY" Treats(Service Mark) shops as well as the addition of the "TCBY" Treats(Service Mark) concept into select Nathan's Restaurants. The success demonstrated by "TCBY"(Registered) and Nathan's units operating together largely was the catalyst that prompted this alliance.

"We are very excited about this project with Nathan's", said Jim Sahene, President, TCBY Systems, Inc. "We are not limiting our co-branding effort with Nathan's to existing units, we expect to perpetuate this concept with new locations as well. Nathan's affords us additional access to some great opportunities."

"The combined use of the two brands will not only serve to benefit the operator, it has distinct beneficial implications to TCBY and Nathan's resulting from the success of the development strategy," said Wayne Norbitz, President and Chief Operating Officer of Nathan's Famous, Inc. "Both brands enjoy excellent consumer acceptance and this liaison affords enhanced marketing and distribution opportunities domestically and abroad," continued Norbitz.

The Nathan's  Famous system  currently is  comprised of  235 outlets including 25 company-owned units, located in twenty states and the District of Columbia all featuring its world famous, all beef hot dogs.

TCBY Enterprises, Inc., through subsidiary companies, manufactures and sells soft serve frozen yogurt, hardpack frozen yogurt, hardpack ice cream, and frozen novelty products, and markets foodservice equipment. The Company is the world's largest manufacturer-franchisor of frozen yogurt. The Company, through subsidiaries, develops locations and products under the "TCBY"(Registered) and Juice Works(Registered) brands.






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